EXHIBIT 10.28

NU SKIN ENTERPRISES, INC.
AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
This Performance Restricted Stock Unit Agreement and Participant's award information (the "Award Summary"), which can be accessed in Participant's My Awards on the Morgan Stanley StockPlanConnect Website at www.stockplanconnect.com or the website of any other stock plan administrator selected by the Company in the future, (collectively, this "Agreement") set forth the terms and conditions of the Performance Restricted Stock Units granted to Participant under the Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan (the "Plan").  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.  Unless otherwise defined herein, the capitalized terms in this Agreement shall have the same defined meaning assigned to them in the Plan.
1.            Grant of Performance Restricted Stock Units.

1.1  Grant of Performance Restricted Stock Units.  Effective as of the date of grant specified in the Award Summary (the "Grant Date"), the Company grants to Participant an award of the number of Performance Restricted Stock Units specified in the Award Summary (i.e. the number of Performance Restricted Stock Units that would vest upon achievement of the 100% earnings per share levels for each tranche, as set forth in Section 1.2).  Each Performance Restricted Stock Unit is a bookkeeping entry representing the Company's unfunded promise to deliver one Share on the terms provided herein and in the Plan.
1.2  Vesting of Performance Restricted Stock Units.  The Performance Restricted Stock Units shall vest and become exerciseable as follows, except as otherwise provided in this Agreement, including pursuant to Sections 1.3 and 4:
[Performance Vesting Schedule]
1.3  Termination of Continuous Service.  In the event Participant's Continuous Service (as defined below) is terminated for any reason prior to the full vesting of the Performance Restricted Stock Units, the Performance Restricted Stock Units granted hereunder shall terminate to the extent they are not vested as of the termination of Participant's Continuous Service, as determined in accordance with Section 9(f) below, and Participant shall not have any right to receive any Shares subject to such unvested Performance Restricted Stock Units.
For purposes of this Agreement:
"Continuous Service" means that Participant's service with the Company or a Subsidiary, whether as an Employee, Director, or Consultant, is not interrupted or terminated.  Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or a Subsidiary as an Employee, Consultant, or Director, or a change in the entity for which Participant renders such service, provided that there is no interruption or termination of Participant's Continuous Service.  For example, a change in status from an Employee of the Company to a Consultant of a Subsidiary or a Director will not constitute an interruption of Continuous Service.  Subject to the requirements of applicable law, the Committee, in its sole discretion, shall determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or a Subsidiary, including sick leave, military leave or any other personal leave.

1.4  Settlement of Performance Restricted Stock Units.  Subject to the terms of the Plan and this Agreement, Performance Restricted Stock Units shall be settled in Shares, provided that Participant has satisfied any Tax-Related Items pursuant to Section 8 below.  Shares will be issued to Participant within 70 days following the vesting of each tranche of Performance Restricted Stock Units unless subject to the terms of the Company's deferred compensation plan; provided, however, that if the Participant is subject to taxation in the U.S. (a "U.S. Taxpayer"), the Performance Restricted Stock Units vest pursuant to Section 1.6 below and the Performance Restricted Stock Units are considered "non-qualified deferred compensation" subject to Section 409A of the Code ("Code Section 409A," and such compensation, "Deferred Compensation"), the Shares will be issued in accordance with the following schedule: (i) if the termination event giving rise to the vesting acceleration occurs prior to the Change in Control and the Change in Control constitutes a "change in control event" (within the meaning of U.S. Treasury Regulation 1.409A-3(i)(5)(i)) (a "409A CIC"), the Shares will be issued on the date of the Change in Control, and if the Change in Control does not constitute a 409A CIC, the Shares will be issued on the date that is six months following the Participant's "separation from service" (within the meaning of Code Section 409A) (a "Separation from Service"); (ii) if the termination event giving rise to the vesting acceleration occurs on or following the Change in Control and the Change in Control constitutes a 409A CIC, then the Shares will be issued within 30 days following the Participant's Separation from Service, and if the Change in Control is not a 409A CIC, then the Shares will be issued on the date that is six months following the Participant's Separation from Service.
Notwithstanding the foregoing, for purposes of complying with Code Section 409A, if the Participant is a U.S. Taxpayer, the Performance Restricted Stock Units are considered Deferred Compensation and the Performance Restricted Stock Units are to be settled in connection with a termination contemplated under Section 1.6 below, the Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that a termination contemplated under Section 1.6 constitutes a Separation from Service. In addition, if the Performance Restricted Stock Units are Deferred Compensation, the Performance Restricted Stock Units are settled upon the Participant's Separation from Service and the Participant is a "specified employee," within the meaning of Code Section 409A, on the date the Participant experiences a Separation from Service, then the Shares will be issued on the first business day of the seventh month following the Participant's Separation from Service, or, if earlier, on the date of the Participant's death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Code Section 409A.
1.5  Stockholder Rights.  Unless and until Shares are issued by the Company after the vesting of Performance Restricted Stock Units, Participant shall have none of the rights or privileges of a shareholder of the Company (including voting, dividend and liquidation rights) with respect to the Shares covered by the Performance Restricted Stock Units.
1.6  Change in Control.  Notwithstanding any provision in this Agreement to the contrary, if, within six months prior to and in connection with a Change in Control or within two years following such Change in Control, Participant's employment is terminated (i) by the Company and its Subsidiaries without Cause, or (ii) by Participant for Good Reason, the vesting of outstanding Performance Restricted Stock Units governed by this Agreement shall be accelerated such that the number of Performance Restricted Stock Units specified in the Award Summary (i.e. the number of Performance Restricted Stock Units that would vest upon achievement of the 100% earnings per share levels for each outstanding tranche, as set forth in Section 1.2) shall be deemed to be vested in full immediately prior to the termination of Participant's employment.
For purposes of this Agreement:
"Cause" shall mean that Participant has engaged in any one of the following:

(a) a material breach by Participant of the Company's Key Employee Covenants or any employment agreement, which breach is not cured within any applicable cure period set forth the Company's Key Employee Covenants or employment agreement;
(b) any willful violation by Participant of any material law or regulation applicable to the business of the Company or any of its Subsidiaries;
(c) Participant's conviction of, or a plea of guilty or nolo contendere to, a felony or any willful perpetration of common law fraud; or
(d) any other willful misconduct by Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Subsidiaries.
For purposes of the foregoing, in determining whether a "material breach" has occurred, or whether there has been a willful violation of a "material" law or regulation, the standard shall be a breach or violation that is, or will reasonably likely be, materially injurious to the financial condition or business reputation of, or is, or will reasonably likely be, otherwise materially injurious to, the Company or any of its Subsidiaries.
"Good Reason" shall mean the occurance any of the following events that result in a material negative change to Participant:
(a) without Participant's consent, a material reduction in the scope of Participant's duties and responsibilities or the level of management to which Participant reports;
(b) without Participant's consent, a reduction in base salary (other than an across-the-board reduction of not more than 10% applicable to all similarly situated employees);
(c) without Participant's consent, a material reduction in Participant's benefits in the aggregate (in terms of benefit levels) from those provided to Participant under any employee benefit plan, program and practice in which Participant participates;
(d) without Participant's consent, a relocation of Participant's principal place of employment of more than 50 miles from Participant's primary residence;
(e) the failure of the Company to have a successor entity specifically assume this Agreement or any employment agreement within 10 business days after a Change in Control; or
(f) a material breach by the Company a successor entity of this Agreement or any employment agreement.
Notwithstanding the foregoing, Good Reason shall only be found to exist if Participant, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, has provided 30 days written notice to the Company prior to Participant's resignation indicating and describing the event resulting in such Good Reason, and the Company does not cure such event (other than the event in clause vi), which shall not be subject to cure) within 90 days following the receipt of such notice from Participant.
2.            Securities Law Compliance.  Participant represents that Participant has received and carefully read a copy of the Prospectus for the Plan, together with the Company's most recent Annual Report to Stockholders.  Participant hereby acknowledges that Participant is aware of the risks associated with the Shares and that there can be no assurance the price of the Shares will not decrease in the future.  Participant hereby acknowledges no representations or statements have been made to Participant concerning the value or potential value of the Shares.  Participant acknowledges that Participant has relied only on information contained in the Prospectus and has received no representations, written or oral, from the Company or its employees, attorneys or agents, other than those contained in the Prospectus or this Agreement.  Participant acknowledges that the Company has made no representations or recommendations, and is not providing any tax, legal or financial advice, regarding Participant's participation in the Plan, or Participant's acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

3.            Transfer Restrictions.  Participant shall not transfer, assign, sell, encumber, pledge, grant a security interest in or otherwise dispose of the Performance Restricted Stock Units subject to this Agreement in any manner other than by the laws of descent or distribution.  Any such transfer, assignment, sale, encumbrance, pledge, security interest or disposition shall be void and shall result in the automatic termination of the Performance Restricted Stock Units and this Agreement.

4.            Forfeiture.  If, at any time during Participant's Continuous Service or at any time during the 12-month period following termination of Participant's Continuous Service, Participant engages in conduct that constitutes Cause (as defined above), then at the election of the Committee, (a) this Agreement and all unvested Performance Restricted Stock Units granted hereunder shall terminate, and (b) Participant shall return to the Company for cancellation all Shares held by Participant plus pay the Company the amount of any proceeds received from the sale of any Shares to the extent such Shares were issued pursuant to Performance Restricted Stock Units granted under this Agreement that vested (i) during the 12-month period immediately preceding the Cause, or (ii) on the date of or at any time after such Cause.
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Committee may terminate any Performance Restricted Stock Units granted hereunder or require Participant to reimburse the Company the amount of any payment or benefit received with respect to any Performance Restricted Stock Units granted hereunder to the extent the Performance Restricted Stock Units would not have been earned or accrued after giving effect to the accounting restatement.
5.            Governing Plan Document.  This Agreement incorporates by reference all of the terms and conditions of the Plan, as presently existing and as hereafter amended.  Participant expressly acknowledges and agrees that the terms and provisions of this Agreement are subject in all respects to the provisions of the Plan.  Participant also expressly:

(a)
Acknowledges receipt of the Plan and represents that Participant is familiar with the provisions of the Plan, and that Participant enters into this Agreement subject to all of the provisions of the Plan;

(b)
Recognizes that the Committee has been granted complete authority to administer the Plan in its sole discretion, and agrees to accept all decisions related to the Plan and all interpretations of the Plan made by the Committee as final and conclusive upon Participant and upon all persons at any time claiming any interest through Participant in the Performance Restricted Stock Units or the Shares subject to this Agreement; and

(c)
Acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt Participant from the requirements of Section 16(b) of the Exchange Act and any rules or regulations promulgated thereunder, and that Participant (to the extent Section 16(b) applies to Participant) shall not be exempt from such requirements pursuant to Rule 16b-3 unless and until Participant shall comply with all applicable requirements of Rule 16b-3, including without limitation, the possible requirement that Participant must not sell or otherwise dispose of any Shares acquired pursuant to Performance Restricted Stock Units unless and until a period of at least six months shall have elapsed between the date upon which such Performance Restricted Stock Units were granted to Participant and the date upon which Participant desires to sell or otherwise dispose of such Shares.

6.            Representations and Warranties.  As a condition to the receipt of any Shares upon vesting of the Performance Restricted Stock Units, the Company may require Participant to make any representations and warranties to the Company that legal counsel to the Company may determine to be required or advisable under any applicable law or regulation, including without limitation, representations and warranties that the Shares are being acquired only for investment and without any present intention or view to sell or distribute any such Shares.

7.            Compliance With Law and Regulations.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Performance Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission ("SEC") or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Participant's consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

8.            Responsibility for Taxes.  Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant's employer (the "Employer"), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant's participation in the Plan and legally applicable to Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer ("Tax-Related Items"), is and remains Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer.  Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Performance Restricted Stock Units, the subsequent sale of any Shares acquired at settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Restricted Stock Units to reduce or eliminate Participant's liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

In this regard, Participant authorizes the Company and/or the Employer, or the respective agents of the Company and/or the Employer, at the Company's discretion, to satisfy withholding obligations with respect to all Tax-Related Items by one or a combination of the following:
(a)
withholding from proceeds of the sale of Shares acquired upon settlement of the Performance Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant's behalf pursuant to this authorization);

(b)	withholding from Participant's wages or other cash compensation paid to Participant by the Company and/or the Employer; or
(c)	withholding in Shares to be issued upon settlement of the Performance Restricted Stock Units.

Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Performance Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant's participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with Participant's obligations in connection with the Tax-Related Items.
9.            Nature of Grant.  In accepting the Performance Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the grant of Performance Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Restricted Stock Units, or benefits in lieu of Performance Restricted Stock Units even if Performance Restricted Stock Units have been awarded in the past;

(c)
nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in the employment or service of the Employer, the Company or any Subsidiary or be interpreted as forming an employment or services contract with the Employer, the Company or any Subsidiary and shall not interfere with or restrict any way the ability of the Employer, the Company or any Subsidiary, as applicable, to terminate Participant's employment or service relationship, if any;

(d)	all decisions with respect to future grants of Performance Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(e)	Participant's participation in the Plan is voluntary; and
(f)
in the event of the termination of Participant's Continuous Service (as defined above) (for any reason whatsoever, whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any), unless otherwise determined by the Company, Participant's right to vest in the Performance Restricted Stock Units under the Plan, if any, will terminate as of the date Participant is no longer actively rendering services and will not be extended by any notice period (e.g., Participant's period of service would not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer providing Continuous Service for purposes of this Agreement, including whether Participant may still be considered to be providing active service while on a leave of absence.

(g)	[Reserved].

10.            Section 409A.  The Performance Restricted Stock Units and issuance of Shares thereunder are intended to comply with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences.  In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions.  The Committee may modify the terms of this Agreement, the Plan or both, without the consent of the Participant, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical.  This Section 10 does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the Performance Restricted Stock Units or the delivery of Shares upon vesting/settlement of the Performance Restricted Stock Units will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A.  Nothing in this Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries based on matters covered by Code Section 409A, including the tax treatment of any amounts paid under this Agreement, and neither the Company nor any of its Subsidiaries will have any liability under any circumstances to the Participant or any other party if the Performance Restricted Stock Units, the delivery of Shares upon vesting/settlement of the Performance Restricted Stock Units or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.  Further, settlement of any portion of the Performance Restricted Stock Units that is Deferred Compensation may not be accelerated or postponed except to the extent permitted by Code Section 409A.

11.            Miscellaneous Provisions.

11.1  Notices.  Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the sender's local mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the latest address on file or at such other address as such party may designate by ten days advance written notice under this Section to all other parties to this Agreement.

11.2  Waiver.  The failure of the Company in any instance to exercise any rights under this Agreement, including the forfeiture rights under Section 4, shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and Participant.  Participant acknowledges that no waiver by the Company of any breach of any provision of this Agreement shall operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant, whether of like or different nature.
11.3  Imposition of Other Requirements & Participant Undertaking.  The Company reserves the right to impose other requirements on Participant's participation in the Plan, on the Performance Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.  Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out the foregoing or one or more of the obligations or restrictions imposed on either Participant or the Shares pursuant to the provisions of this Agreement.
11.4  Entire Contract.  This Agreement and the Plan constitute the entire understanding and agreement of the parties with respect to the subject matter contained herein.  This Agreement is made pursuant to, and incorporates by reference, the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.
11.5  [Reserved].
11.6  Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11.7  Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Participant, Participant's permitted assigns and the legal representatives, heirs and legatees of Participant's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.  Participant may not assign this Agreement other than by the laws of decent and distribution.
11.8  Severability.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
11.9Governing Law and Choice of Venue.  The Performance Restricted Stock Units and the provisions of this Agreement shall be governed by, and subject to, the laws of the State of Utah, United States, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or this grant of Performance Restricted Stock Units, the parties hereby submit to and consent to the jurisdiction of the State of Utah, agree that such litigation shall be conducted in the courts of Utah County, Utah, or the federal courts of the United States for the District of Utah, where this grant is made and/or to be performed.
11.10  [Reserved].
11.11  [Reserved].

11.12  [Reserved].
By electronically accepting this Agreement and participating in the Plan, Participant agrees to be bound by the terms and conditions in the Plan and this Agreement.  Within six months of the Grant Date, if Participant has not electronically accepted this Agreement on Morgan Stanley's website, or the website of any other stock plan service provider appointed by the Company, and has not otherwise rejected the grant, then this award shall automatically be deemed accepted, and Participant shall be bound by the terms and conditions in the Plan and this Agreement.